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                                                                Exhibit 99.11(c)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 33-6540 of Landmark Fixed Income Funds of our report dated January 31, 1997 appearing in the annual report to shareholders for the year ended December 31, 1996 of Landmark Intermediate Income Fund (a separate series of Landmark Fixed Income Funds), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
April 14, 1997